EXHIBIT 99.1

For additional information, contact
Investor Relations, (301) 897-2540
October 23, 2008	Email: info@spherix.com

SPHERIX RECEIVES NASDAQ LETTER EXTENDING

MINIMUM BID PRICE COMPLIANCE PERIOD

BETHESDA, MD, Spherix Incorporated (NASDAQ/SPEX) reported that on October 22, 2008, it received written notification from NASDAQ advising the Company that, because of the current instability in the financial markets, NASDAQ has suspended enforcement of the bid price and market value requirements for continued listing on its Global Market.  The suspension period will be in effect from October 16, 2008 through January 16, 2009.  The NASDAQ notice provides that all companies currently in a bid price or market value compliance period, such as Spherix (see Spherix’s 7/23/08 press release), will not be subject to delisting during the suspension period and will be granted an extended compliance period.

On October 16, 2008, Spherix had 94 calendar days remaining in its compliance period for its bid price deficiency.  Upon reinstatement of the rules on January 19, 2008, Spherix will still have this number of days, or until April 23, 2009, to regain compliance.  The Company can achieve compliance at any time during either the suspension or the extended compliance period if the bid price of its common stock closes at $1.00 per share or more for a minimum of ten (10) consecutive business days.  If the Company does not regain compliance with this rule by April 23, 2009, NASDAQ will provide notice to the Company that its common stock will be delisted from NASDAQ and the Company will have an opportunity to appeal the determination.

As discussed in its September 8, 2008 press release, Spherix will be holding a Special Meeting of Stockholders on November 17, 2008, to vote on a proposal to authorize a reverse split of the Company’s common stock within a range of 1:5 to 1:20.  If approved, the Board of Directors would then be granted the authority to determine, in its discretion, the actual ratio of the reverse stock split immediately prior to the effective date of the reverse stock split, and when and if such reverse stock split should be implemented.  The Board would have the authority to implement the reverse split at any time within 12 months of the Special Meeting of Stockholders.

Certain statements contained herein are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied.  Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on October 10, 2007.

Spherix’s mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in biotechnology, and provides technical and regulatory consulting services to biotechnology and pharmaceutical companies.

Our Internet address is http://www.spherix.com.

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